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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                               (Amendment No. _)*



                           Burger King Holdings, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)



                          Common Stock, $0.01 Par Value
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    121208201
                  --------------------------------------------
                                 (CUSIP Number)




                                December 31, 2006
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_] Rule 13d-1(b)

[_] Rule 13d-1(c)

[X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SEC 1745 (3-06)



                                Page 1 of 52 pages

-----------------------
  CUSIP No. 121208201                  13G
-----------------------

------------------------------------------------------------------------------
1.    Name of Reporting Person.
      I.R.S. Identification No. of Above Person

      The Goldman Sachs Group, Inc.
------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
3.    SEC Use Only



------------------------------------------------------------------------------
4.    Citizenship or Place of Organization:

      Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 2,384

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               32,311,681
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  2,384

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               32,311,681

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           32,314,065

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           24.1%

--------------------------------------------------------------------------------
12.   Type of Reporting Person:

           HC-CO

--------------------------------------------------------------------------------



                               Page 2 of 52 pages

-----------------------
  CUSIP No. 121208201                   13G
-----------------------

------------------------------------------------------------------------------
1.    Name of Reporting Person.
      I.R.S. Identification No. of Above Person

      Goldman Sachs & Co.
------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
3.    SEC Use Only



------------------------------------------------------------------------------
4.    Citizenship or Place of Organization:

      New York

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               32,311,681
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               32,311,681

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           32,311,681

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           24.1%

------------------------------------------------------------------------------
12.   Type of Reporting Person:

         BD-PN-IA

------------------------------------------------------------------------------



                               Page 3 of 52 pages

-----------------------
  CUSIP No. 121208201                   13G
-----------------------

------------------------------------------------------------------------------
1.    Name of Reporting Person.
      I.R.S. Identification No. of Above Person

      GS Capital Partners 2000, L.P.
------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group:
                                                               (a) [_]
                                                               (b) [X]

------------------------------------------------------------------------------
3.    SEC Use Only



------------------------------------------------------------------------------
4.    Citizenship or Place of Organization:

      Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               16,877,144
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               16,877,144

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           16,877,144

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           12.6%

------------------------------------------------------------------------------
12.   Type of Reporting Person:

           PN

------------------------------------------------------------------------------



                               Page 4 of 52 pages

-----------------------
  CUSIP No. 121208201                   13G
-----------------------

------------------------------------------------------------------------------
1.    Name of Reporting Person.
      I.R.S. Identification No. of Above Person

      GS Capital Partners 2000 Offshore, L.P.
------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group:
                                                               (a) [_]
                                                               (b) [X]

------------------------------------------------------------------------------
3.    SEC Use Only



------------------------------------------------------------------------------
4.    Citizenship or Place of Organization:

      Cayman Islands

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               6,132,511
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               6,132,511

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           6,132,511

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           4.6%

------------------------------------------------------------------------------
12.   Type of Reporting Person:

           PN

------------------------------------------------------------------------------



                               Page 5 of 52 pages

-----------------------
  CUSIP No. 121208201                   13G
-----------------------

------------------------------------------------------------------------------
1.    Name of Reporting Person.
      I.R.S. Identification No. of Above Person

      GS Advisors 2000, L.L.C.
------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group:
                                                               (a) [_]
                                                               (b) [X]

------------------------------------------------------------------------------
3.    SEC Use Only



------------------------------------------------------------------------------
4.    Citizenship or Place of Organization:

      Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               23,009,655
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               23,009,655

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           23,009,655

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           17.2%

------------------------------------------------------------------------------
12.   Type of Reporting Person:

           OO

------------------------------------------------------------------------------



                               Page 6 of 52 pages

-----------------------
  CUSIP No. 121208201                   13G
-----------------------

------------------------------------------------------------------------------
1.    Name of Reporting Person.
      I.R.S. Identification No. of Above Person

      GS Capital Partners 2000 Employee Fund, L.P.
------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
3.    SEC Use Only



------------------------------------------------------------------------------
4.    Citizenship or Place of Organization:

      Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               5,359,077
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               5,359,077

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           5,359,077

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           4.0%

------------------------------------------------------------------------------
12.   Type of Reporting Person:

           PN

------------------------------------------------------------------------------



                               Page 7 of 52 pages

-----------------------
  CUSIP No. 121208201                   13G
-----------------------

------------------------------------------------------------------------------
1.    Name of Reporting Person.
      I.R.S. Identification No. of Above Person

      Goldman Sachs Direct Investment Fund 2000, L.P.
------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
3.    SEC Use Only



------------------------------------------------------------------------------
4.    Citizenship or Place of Organization:

      Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               827,570
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               827,570

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           827,570

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           0.6%

------------------------------------------------------------------------------
12.   Type of Reporting Person:

           PN

------------------------------------------------------------------------------



                               Page 8 of 52 pages

-----------------------
  CUSIP No. 121208201                   13G
-----------------------

------------------------------------------------------------------------------
1.    Name of Reporting Person.
      I.R.S. Identification No. of Above Person

      GS Employee Funds 2000 GP, L.L.C.
------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
3.    SEC Use Only



------------------------------------------------------------------------------
4.    Citizenship or Place of Organization:

      Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               6,186,647
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               6,186,647

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           6,186,647

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           4.6%

------------------------------------------------------------------------------
12.   Type of Reporting Person:

           OO

------------------------------------------------------------------------------



                               Page 9 of 52 pages

-----------------------
  CUSIP No. 121208201                  13G
-----------------------

------------------------------------------------------------------------------
1.    Name of Reporting Person.
      I.R.S. Identification No. of Above Person

      GS Capital Partners 2000 GmbH & Co. Beteiligungs KG
------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
3.    SEC Use Only



------------------------------------------------------------------------------
4.    Citizenship or Place of Organization:

      Germany

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               705,426
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               705,426

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           705,426

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           0.5%

------------------------------------------------------------------------------
12.   Type of Reporting Person:

           PN

------------------------------------------------------------------------------



                               Page 10 of 52 pages

-----------------------
  CUSIP No. 121208201                  13G
-----------------------

------------------------------------------------------------------------------
1.    Name of Reporting Person.
      I.R.S. Identification No. of Above Person

      Goldman, Sachs Management GP GmbH
------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
3.    SEC Use Only



------------------------------------------------------------------------------
4.    Citizenship or Place of Organization:

      Germany

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               705,426
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               705,426

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           705,426

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           0.5%

------------------------------------------------------------------------------
12.   Type of Reporting Person:

           OO

------------------------------------------------------------------------------



                               Page 11 of 52 pages

-----------------------
  CUSIP No. 121208201                  13G
-----------------------

------------------------------------------------------------------------------
1.    Name of Reporting Person.
      I.R.S. Identification No. of Above Person

      Goldman, Sachs & Co. oHG
------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
3.    SEC Use Only



------------------------------------------------------------------------------
4.    Citizenship or Place of Organization:

      Germany

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               705,426
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               705,426

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           705,426

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           0.5%

------------------------------------------------------------------------------
12.   Type of Reporting Person:

           OO

------------------------------------------------------------------------------



                               Page 12 of 52 pages

-----------------------
  CUSIP No. 121208201                   13G
-----------------------

------------------------------------------------------------------------------
1.    Name of Reporting Person.
      I.R.S. Identification No. of Above Person

      GS Private Equity Partners 2000, L.P.
------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
3.    SEC Use Only



------------------------------------------------------------------------------
4.    Citizenship or Place of Organization:

      Delaware
------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               959,602
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               959,602

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           959,602

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           0.7%

------------------------------------------------------------------------------
12.   Type of Reporting Person:

           PN

------------------------------------------------------------------------------



                               Page 13 of 52 pages

-----------------------
  CUSIP No. 121208201                   13G
-----------------------

------------------------------------------------------------------------------
1.    Name of Reporting Person.
      I.R.S. Identification No. of Above Person

      GS PEP 2000 Advisors, L.L.C.
------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
3.    SEC Use Only



------------------------------------------------------------------------------
4.    Citizenship or Place of Organization:

      Delaware
------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               959,602
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               959,602

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           959,602

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           0.7%

------------------------------------------------------------------------------
12.   Type of Reporting Person:

           PN

------------------------------------------------------------------------------



                               Page 14 of 52 pages

-----------------------
  CUSIP No. 121208201                   13G
-----------------------

------------------------------------------------------------------------------
1.    Name of Reporting Person.
      I.R.S. Identification No. of Above Person

      GS Private Equity Partners 2000 Offshore Holdings, L.P.
------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
3.    SEC Use Only



------------------------------------------------------------------------------
4.    Citizenship or Place of Organization:

      Cayman Islands
------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               329,853
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               329,853

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           329,853

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           0.2%

------------------------------------------------------------------------------
12.   Type of Reporting Person:

           PN

------------------------------------------------------------------------------



                               Page 15 of 52 pages

-----------------------
  CUSIP No. 121208201                   13G
-----------------------

------------------------------------------------------------------------------
1.    Name of Reporting Person.
      I.R.S. Identification No. of Above Person

      GS PEP 2000 Offshore Holdings Advisors, Inc.
------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
3.    SEC Use Only



------------------------------------------------------------------------------
4.    Citizenship or Place of Organization:

      Delaware
------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               329,853
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               329,853

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           329,853

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           0.2%

------------------------------------------------------------------------------
12.   Type of Reporting Person:

           OO

------------------------------------------------------------------------------



                               Page 16 of 52 pages

-----------------------
  CUSIP No. 121208201                   13G
-----------------------

------------------------------------------------------------------------------
1.    Name of Reporting Person.
      I.R.S. Identification No. of Above Person

      GS Private Equity Partners 2000-Direct Investment Fund, L.P.
------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
3.    SEC Use Only



------------------------------------------------------------------------------
4.    Citizenship or Place of Organization:

      Delaware
------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               365,685
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               365,685

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           365,685

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           0.3%

------------------------------------------------------------------------------
12.   Type of Reporting Person:

           PN

------------------------------------------------------------------------------


                               Page 17 of 52 pages

-----------------------
  CUSIP No. 121208201                   13G
-----------------------

------------------------------------------------------------------------------
1.    Name of Reporting Person.
      I.R.S. Identification No. of Above Person

      GS PEP 2000 Direct Investment Advisors, L.L.C.
------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
3.    SEC Use Only



------------------------------------------------------------------------------
4.    Citizenship or Place of Organization:

      Delaware
------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               365,685
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               365,685

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           365,685

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           0.3%

------------------------------------------------------------------------------
12.   Type of Reporting Person:

           OO

------------------------------------------------------------------------------


                               Page 18 of 52 pages

-----------------------
  CUSIP No. 121208201                   13G
-----------------------

------------------------------------------------------------------------------
1.    Name of Reporting Person.
      I.R.S. Identification No. of Above Person

      Bridge Street Special Opportunities Fund 2000, L.P.
------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
4.    Citizenship or Place of Organization:

      Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               248,271
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               248,271

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           248,271

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           0.2%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------



                               Page 19 of 52 pages

-----------------------
  CUSIP No. 121208201                   13G
-----------------------

------------------------------------------------------------------------------
1.    Name of Reporting Person.
      I.R.S. Identification No. of Above Person

      Bridge Street Special Opportunities Fund 2000, L.L.C.
------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
4.    Citizenship or Place of Organization:

      Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               248,271
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               248,271

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           248,271

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           0.2%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------



                               Page 20 of 52 pages

-----------------------
  CUSIP No. 121208201                   13G
-----------------------

------------------------------------------------------------------------------
1.    Name of Reporting Person.
      I.R.S. Identification No. of Above Person

      Stone Street Fund 2000, L.P.
------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
3.    SEC Use Only



------------------------------------------------------------------------------
4.    Citizenship or Place of Organization:

      Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               496,542
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               496,542

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           496,542

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           0.4%

------------------------------------------------------------------------------
12.   Type of Reporting Person:

           PN

------------------------------------------------------------------------------



                               Page 21 of 52 pages

-----------------------
  CUSIP No. 121208201                   13G
-----------------------

------------------------------------------------------------------------------
1.    Name of Reporting Person.
      I.R.S. Identification No. of Above Person

      Stone Street 2000, L.L.C.
------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
3.    SEC Use Only



------------------------------------------------------------------------------
4.    Citizenship or Place of Organization:

      Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               496,542
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               496,542

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           496,542

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           0.4%

------------------------------------------------------------------------------
12.   Type of Reporting Person:

           OO

------------------------------------------------------------------------------



                               Page 22 of 52 pages

Item 1(a).         Name of Issuer:
                   Burger King Holdings, Inc.

Item 1(b).         Address of Issuer's Principal Executive Offices:
                   5505 Blue Lagoon Drive
                   Miami, FL 33126

Item 2(a).         Name of Persons  Filing:
                   The  Goldman  Sachs  Group, Inc.,  Goldman,  Sachs & Co.,  GS
                   Capital  Partners  2000,  L.P.,   GS  Capital  Partners  2000
                   Offshore, L.P., GS Advisors 2000, L.L.C,  GS Capital Partners
                   2000 GmbH & Co. Beteiligungs KG, Goldman, Sachs Management GP
                   GmbH,  Goldman,  Sachs & Co. oHG,  GS Capital  Partners  2000
                   Employee Fund, L.P.,  Goldman  Sachs  Direct  Investment Fund
                   2000, L.P.,  GS  Employee Funds 2000 GP,  L.L.C.,  GS Private
                   Equity  Partners 2000,  L.P., GS PEP 2000  Advisors,  L.L.C.,
                   GS Private Equity Partners 2000 Offshore Holdings,  L.P.,  GS
                   PEP 2000 Offshore Holdings Advisors, Inc.,  GS Private Equity
                   Partners  2000-Direct  Investment  Fund,  L.P.,  GS  PEP 2000
                   Direct Investment Advisors,  L.L.C.,  Bridge  Street  Special
                   Opportunities   Fund   2000,  L.P.,   Bridge  Street  Special
                   Opportunities  Fund  2000,  L.L.C.,  Stone  Street Fund 2000,
                   L.P. and Stone Street 2000 L.L.C.

Item 2(b).         Address of Principal Business Office or, if none,  Residence:
                   The  Goldman  Sachs  Group, Inc.,  Goldman,  Sachs & Co.,  GS
                   Capital Partners 2000, L.P.,  GS  Advisors  2000,  L.L.C,  GS
                   Capital  Partners  2000  Employee  Fund,  L.P., Goldman Sachs
                   Direct Investment Fund 2000, L.P., GS Employee Funds 2000 GP,
                   L.L.C., GS Private Equity Partners 2000, L.P.,  GS  PEP  2000
                   Advisors, L.L.C.,  GS  PEP 2000  Offshore Holdings  Advisors,
                   Inc., GS Private Equity Partners 2000-Direct Investment Fund,
                   L.P., GS PEP 2000 Direct Investment Advisors, L.L.C.,  Bridge
                   Street Special Opportunities Fund 2000,  L.P.,  Bridge Street
                   Street Special Opportunities Fund 2000, L.L.C.,  Stone Street
                   Fund 2000, L.P. and Stone Street 2000, L.L.C.:
                   85 Broad Street, New York, NY 10004

                   GS  Capital  Partners  2000  Offshore,  L.P.  and  GS Private
                   Equity Partners  2000  Offshore  Holdings,  L.P.:
                   c/o  M&C Corporate Services Ltd., P.O. Box 309, Grand Cayman,
                   Cayman Islands

                   GS Capital Partners 2000 GmbH & Co. Beteiligungs KG, Goldman,
                   Sachs Management GP GmbH and Goldman, Sachs & Co. oHG:
                   MesseTurm, 60308 Frankfurt am Main, Germany

Item 2(c).         Citizenship:
                   The Goldman Sachs Group, Inc. - Delaware
                   Goldman, Sachs & Co. - New York
                   GS Capital Partners 2000, L.P. - Delaware
                   GS Capital Partners 2000 Offshore, L.P. - Cayman Islands
                   GS Advisors 2000, L.L.C. - Delaware
                   GS Capital Partners 2000 GmbH & Co. Beteiligungs KG - Germany
                   Goldman, Sachs Management GP GmbH - Germany
                   Goldman, Sachs & Co. oHG - Germany
                   GS Capital Partners 2000 Employee Fund, L.P. - Delaware
                   Goldman Sachs Direct Investment Fund 2000, L.P. - Delaware
                   GS Employee Funds 2000 GP, L.L.C. - Delaware
                   GS Private Equity Partners 2000, L.P. - Delaware
                   GS PEP 2000 Advisors, L.L.C. - Delaware
                   GS Private Equity Partners 2000 Offshore Holdings, L.P. - Cayman Islands
                   GS PEP 2000 Offshore Holdings Advisors, Inc. - Delaware
                   GS Private Equity Partners 2000-Direct Investment Fund, L.P. - Delaware
                   GS PEP 2000 Direct Investment Advisors, L.L.C. - Delaware
                   Bridge Street Special Opportunities Fund 2000, L.P. - Delaware
                   Bridge Street Special Opportunities Fund 2000, L.L.C. - Delaware
                   Stone Street Fund 2000, L.P. - Delaware
                   Stone Street 2000, L.L.C. - Delaware


                                Page 23 of 52 pages

Item 2(d).         Title of Class of Securities:
                   Common Stock, $0.01 par value

Item 2(e).         CUSIP Number:
                   121208201

Item 3.            Not applicable.  This Schedule 13G is filed pursuant to  Rule
                   13d-1(d).

Item 4.            Ownership. *

          (a).     Amount beneficially owned:
                   See the response(s) to Item  9 on the attached cover page(s).

          (b).     Percent of Class:
                   See the response(s) to Item 11 on the attached cover page(s).

          (c).     Number of shares as to which such person has:

                   (i). Sole power to vote or to direct the vote: See the response(s) to Item 5 on the attached cover page(s).

                   (ii). Shared power to vote or to direct the vote: See the response(s) to Item 6 on the attached cover page(s).

                   (iii). Sole power to dispose or to direct the disposition of: See the response(s) to Item 7 on the attached cover page(s).

                   (iv). Shared power to dispose or to direct the disposition of: See the response(s) to Item 8 on the attached cover page(s).

Item 5.            Ownership of Five Percent or Less of a Class.
                             Not Applicable

Item 6.            Ownership of More than Five Percent on Behalf of Another
                   Person.
                             Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
                             See Exhibit (99.2)

Item 8.            Identification and Classification of Members of the Group.
                             See Exhibit (99.3)

Item 9.            Notice of Dissolution of Group.
                             Not Applicable

Item 10.           Certification.
                             Not Applicable

--------------------------
     * In accordance with the Securities and Exchange Commission Release No. 34-39538 (January 12, 1998) (the "Release"), this filing reflects the securities beneficially owned by certain operating units (collectively, the "Goldman Sachs Reporting Units") of The Goldman Sachs Group, Inc. and its subsidiaries and affiliates (collectively, "GSG"). This filing does not reflect securities, if any, beneficially owned by any operating units of GSG whose ownership of securities is disaggregated from that of the Goldman Sachs Reporting Units in accordance with the Release. The Goldman Sachs Reporting Units disclaim beneficial ownership of the securities beneficially owned by (i) any client accounts with respect to which the Goldman Sachs Reporting Units or their employees have voting or investment discretion, or both and (ii) certain investment entities of which the Goldman Sachs Reporting Units act as the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than the Goldman Sachs Reporting Units.



                               Page 24 of 52 pages

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 14, 2007


THE GOLDMAN SACHS GROUP, INC.             GOLDMAN, SACHS & CO.

By:/s/ Ronald L. Christopher              By:/s/ Ronald L. Christopher
---------------------------------         ---------------------------------
Name:  Ronald L. Christopher              Name:  Ronald L. Christopher
Title: Attorney-in-fact                   Title: Attorney-in-fact


GS CAPITAL PARTNERS 2000, L.P.            GS CAPITAL PARTNERS 2000 OFFSHORE,
                                          L.P.

By:/s/ Ronald L. Christopher              By:/s/ Ronald L. Christopher
---------------------------------         ---------------------------------
Name:  Ronald L. Christopher              Name:  Ronald L. Christopher
Title: Attorney-in-fact                   Title: Attorney-in-fact


GS ADVISORS 2000, L.L.C.                  GS CAPITAL PARTNERS 2000 GMBH & CO.
                                          BETEILIGUNGS KG

By:/s/ Ronald L. Christopher              By:/s/ Ronald L. Christopher
---------------------------------         ---------------------------------
Name:  Ronald L. Christopher              Name:  Ronald L. Christopher
Title: Attorney-in-fact                   Title: Attorney-in-fact


GOLDMAN, SACHS MANAGEMENT GP GMBH         GOLDMAN, SACHS & CO. OHG

By:/s/ Ronald L. Christopher              By:/s/ Ronald L. Christopher
---------------------------------         ---------------------------------
Name:  Ronald L. Christopher              Name:  Ronald L. Christopher
Title: Attorney-in-fact                   Title: Attorney-in-fact


GS CAPITAL PARTNERS 2000 EMPLOYEE         GOLDMAN SACHS DIRECT INVESTMENT FUND
FUND, L.P.                                2000, L.P.

By:/s/ Ronald L. Christopher              By:/s/ Ronald L. Christopher
---------------------------------         ---------------------------------
Name:  Ronald L. Christopher              Name:  Ronald L. Christopher
Title: Attorney-in-fact                   Title: Attorney-in-fact


GS EMPLOYEE FUNDS 2000 GP, L.L.C.         GS PRIVATE EQUITY PARTNERS 2000, L.P.

By:/s/ Ronald L. Christopher              By:/s/ Ronald L. Christopher
---------------------------------         ---------------------------------
Name:  Ronald L. Christopher              Name:  Ronald L. Christopher
Title: Attorney-in-fact                   Title: Attorney-in-fact


GS PEP 2000 ADVISORS, L.L.C.              GS PRIVATE EQUITY PARTNERS 2000
                                          OFFSHORE HOLDINGS, L.P.

By:/s/ Ronald L. Christopher              By:/s/ Ronald L. Christopher
---------------------------------         ---------------------------------
Name:  Ronald L. Christopher              Name:  Ronald L. Christopher
Title: Attorney-in-fact                   Title: Attorney-in-fact



                               Page 25 of 52 pages

GS PEP 2000 OFFSHORE HOLDINGS             GS PRIVATE EQUITY PARTNERS 2000 DIRECT
ADVISORS, INC.                            INVESTMENT FUND, L.P.

By:/s/ Ronald L. Christopher              By:/s/ Ronald L. Christopher
---------------------------------         ---------------------------------
Name:  Ronald L. Christopher              Name:  Ronald L. Christopher
Title: Attorney-in-fact                   Title: Attorney-in-fact


GS PEP 2000 DIRECT INVESTMENT             BRIDGE STREET SPECIAL OPPORTUNITIES
ADVISORS, L.L.C.                          FUND 2000, L.P.

By:/s/ Ronald L. Christopher              By:/s/ Ronald L. Christopher
---------------------------------         ---------------------------------
Name:  Ronald L. Christopher              Name:  Ronald L. Christopher
Title: Attorney-in-fact                   Title: Attorney-in-fact


BRIDGE STREET SPECIAL OPPORTUNITIES       STONE STREET FUND 2000, L.P.
FUND 2000, L.L.C.

By:/s/ Ronald L. Christopher              By:/s/ Ronald L. Christopher
---------------------------------         ---------------------------------
Name:  Ronald L. Christopher              Name:  Ronald L. Christopher
Title: Attorney-in-fact                   Title: Attorney-in-fact


STONE STREET FUND 2000, L.L.C.

By:/s/ Ronald L. Christopher
---------------------------------
Name:  Ronald L. Christopher
Title: Attorney-in-fact



                               Page 26 of 52 pages

                                INDEX TO EXHIBITS


Exhibit No.        Exhibit
-----------        -------

  99.1             Joint Filing Agreement, dated February 14, 2007

  99.2             Item 7 Information

  99.3             Item 8 Information

  99.4 Power of Attorney, dated as of December 19, 2006, relating to The Goldman Sachs Group, Inc.

  99.5 Power of Attorney, dated as of December 19, 2006, relating to Goldman, Sachs & Co.

  99.6 Power of Attorney, dated as of February 7, 2007, relating to GS Capital Partners 2000, L.P.

  99.7 Power of Attorney, dated as of February 7, 2007, relating to GS Capital Partners 2000 Offshore, L.P.

  99.8 Power of Attorney, dated as of February 12, 2007, relating to GS Advisors 2000, L.L.C.

  99.9 Power of Attorney, dated as of February 8, 2007, relating to GS Capital Partners 2000 GmbH & Co. Beteiligungs KG

  99.10 Power of Attorney, dated as of February 12, 2007, relating to Goldman, Sachs Management GP GmbH

  99.11 Power of Attorney, dated as of February 12, 2007, relating to Goldman, Sachs & Co. oHG

  99.12 Power of Attorney, dated as of February 7, 2007, relating to GS Capital Partners 2000 Employee Fund, L.P.

  99.13 Power of Attorney, dated as of February 8, 2007, relating to Goldman Sachs Direct Investment Fund 2000, L.P.

  99.14 Power of Attorney, dated as of February 8, 2007, relating to GS Employee Funds 2000 GP, L.L.C.

  99.15 Power of Attorney, dated as of February 7, 2007, relating to GS Private Equity Partners 2000 L.P.

  99.16 Power of Attorney, dated as of February 12, 2007, relating to GS PEP 2000 Advisors, L.L.C.

  99.17 Power of Attorney, dated as of February 12, 2007, relating to GS Private Equity Partners 2000 Offshore Holdings, L.P.

  99.18 Power of Attorney, dated as of February 12, 2007, relating to GS PEP 2000 Offshore Holdings Advisors, Inc.

  99.19 Power of Attorney, dated as of February 12, 2007, relating to GS Private Equity Partners 2000-Direct Investment Fund, L.P.

  99.20 Power of Attorney, dated as of February 12, 2007, relating to GS PEP 2000 Direct Investment Advisors, L.L.C.

  99.21 Power of Attorney, dated as of February 8, 2007, relating to Bridge Street Special Opportunities Fund 2000, L.P.

  99.22 Power of Attorney, dated as of February 8, 2007, relating to Bridge Street Special Opportunities Fund 2000, L.L.C.

  99.23 Power of Attorney, dated as of February 7, 2007, relating to Stone Street Fund 2000, L.P.

  99.24 Power of Attorney, dated as of February 7, 2007, relating to Stone Street Fund 2000, L.L.C.



                               Page 27 of 52 pages

                                                                  EXHIBIT (99.1)


                             JOINT FILING AGREEMENT


     In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, the undersigned agree to the joint filing of a Statement on Schedule 13G (including any and all amendments thereto) with respect to the Common Stock, par value $0.01 per share, of Burger King Holdings, Inc. and further agree to the filing of this agreement as an Exhibit thereto. In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement on
Schedule 13G.


Date:  February 14, 2007


THE GOLDMAN SACHS GROUP, INC.             GOLDMAN, SACHS & CO.

By:/s/ Ronald L. Christopher              By:/s/ Ronald L. Christopher
---------------------------------         ---------------------------------
Name:  Ronald L. Christopher              Name:  Ronald L. Christopher
Title: Attorney-in-fact                   Title: Attorney-in-fact


GS CAPITAL PARTNERS 2000, L.P.            GS CAPITAL PARTNERS 2000 OFFSHORE,
                                          L.P.

By:/s/ Ronald L. Christopher              By:/s/ Ronald L. Christopher
---------------------------------         ---------------------------------
Name:  Ronald L. Christopher              Name:  Ronald L. Christopher
Title: Attorney-in-fact                   Title: Attorney-in-fact


GS ADVISORS 2000, L.L.C.                  GS CAPITAL PARTNERS 2000 GMBH & CO.
                                          BETEILIGUNGS KG

By:/s/ Ronald L. Christopher              By:/s/ Ronald L. Christopher
---------------------------------         ---------------------------------
Name:  Ronald L. Christopher              Name:  Ronald L. Christopher
Title: Attorney-in-fact                   Title: Attorney-in-fact


GOLDMAN, SACHS MANAGEMENT GP GMBH         GOLDMAN, SACHS & CO. OHG

By:/s/ Ronald L. Christopher              By:/s/ Ronald L. Christopher
---------------------------------         ---------------------------------
Name:  Ronald L. Christopher              Name:  Ronald L. Christopher
Title: Attorney-in-fact                   Title: Attorney-in-fact


GS CAPITAL PARTNERS 2000 EMPLOYEE         GOLDMAN SACHS DIRECT INVESTMENT FUND
FUND, L.P.                                2000, L.P.

By:/s/ Ronald L. Christopher              By:/s/ Ronald L. Christopher
---------------------------------         ---------------------------------
Name:  Ronald L. Christopher              Name:  Ronald L. Christopher
Title: Attorney-in-fact                   Title: Attorney-in-fact


GS EMPLOYEE FUNDS 2000 GP, L.L.C.         GS PRIVATE EQUITY PARTNERS 2000, L.P.

By:/s/ Ronald L. Christopher              By:/s/ Ronald L. Christopher
---------------------------------         ---------------------------------
Name:  Ronald L. Christopher              Name:  Ronald L. Christopher
Title: Attorney-in-fact                   Title: Attorney-in-fact



                               Page 28 of 52 pages

GS PEP 2000 ADVISORS, L.L.C.              GS PRIVATE EQUITY PARTNERS 2000
                                          OFFSHORE HOLDINGS, L.P.

By:/s/ Ronald L. Christopher              By:/s/ Ronald L. Christopher
---------------------------------         ---------------------------------
Name:  Ronald L. Christopher              Name:  Ronald L. Christopher
Title: Attorney-in-fact                   Title: Attorney-in-fact


GS PEP 2000 OFFSHORE HOLDINGS             GS PRIVATE EQUITY PARTNERS 2000 DIRECT
ADVISORS, INC.                            INVESTMENT FUND, L.P.

By:/s/ Ronald L. Christopher              By:/s/ Ronald L. Christopher
---------------------------------         ---------------------------------
Name:  Ronald L. Christopher              Name:  Ronald L. Christopher
Title: Attorney-in-fact                   Title: Attorney-in-fact


GS PEP 2000 DIRECT INVESTMENT             BRIDGE STREET SPECIAL OPPORTUNITIES
ADVISORS, L.L.C.                          FUND 2000, L.P.

By:/s/ Ronald L. Christopher              By:/s/ Ronald L. Christopher
---------------------------------         ---------------------------------
Name:  Ronald L. Christopher              Name:  Ronald L. Christopher
Title: Attorney-in-fact                   Title: Attorney-in-fact


BRIDGE STREET SPECIAL OPPORTUNITIES       STONE STREET FUND 2000, L.P.
FUND 2000, L.L.C.

By:/s/ Ronald L. Christopher              By:/s/ Ronald L. Christopher
---------------------------------         ---------------------------------
Name:  Ronald L. Christopher              Name:  Ronald L. Christopher
Title: Attorney-in-fact                   Title: Attorney-in-fact


STONE STREET FUND 2000, L.L.C.

By:/s/ Ronald L. Christopher
---------------------------------
Name:  Ronald L. Christopher
Title: Attorney-in-fact



                              Page 29 of 52 pages

                                                                  EXHIBIT (99.2)



                               ITEM 7 INFORMATION


     The securities being reported on by The Goldman Sachs Group, Inc. ("GS Group"), as a parent holding company, are owned by GS Capital Partners 2000, L.P., GS Capital Partners 2000 Employee Fund, L.P., Goldman Sachs Direct Investment Fund 2000, L.P., GS Private Equity Partners 2000, L.P., GS Private Equity Partners 2000-Direct Investment Fund, L.P., Bridge Street Special Opportunities Fund 2000, L.P. and Stone Street Fund 2000, L.P., each a Delaware limited partnership, GS Capital Partners 2000 Offshore, L.P. and GS Private Equity Partners 2000 Offshore Holdings, L.P., each a Cayman Islands exempted limited partnership, and GS Capital Partners 2000 GmbH & Co. Beteiligungs KG, a German civil law partnership with limitation of liability (collectively, the "Investing Entities"), or are owned, or may be deemed to be beneficially owned, by Goldman, Sachs & Co. ("Goldman Sachs"), a broker or dealer registered under
Section 15 of the Act and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. The general partner, managing general partner or other manager of each of the Investing Entities is an affiliate of GS Group. Goldman Sachs is a direct and indirect wholly-owned subsidiary of GS
Group. Goldman Sachs is the investment manager of certain of the Investing Entities.



                               Page 30 of 52 pages

                                                                  EXHIBIT (99.3)



                               ITEM 8 INFORMATION


     Each of GS Capital Partners 2000, L.P., GS Capital Partners 2000 Offshore, L.P., GS Capital Partners 2000 GmbH & Co. Beteiligungs KG, GS Capital Partners 2000 Employee Fund, L.P., Bridge Street Special Opportunities Fund 2000, L.P., Stone Street Fund 2000, L.P., Goldman Sachs Direct Investment Fund 2000, L.P., GS Private Equity Partners 2000, L.P., GS Private Equity Partners 2000 Offshore Holdings, L.P. and GS Private Equity Partners 2000-Direct Investment Fund, L.P. (collectively, the "GS Funds") is a party to an Amended and Restated Shareholders' Agreement by and among Burger King Holdings, Inc. (the "Company"), Burger King Corporation, TPG BK Holdco LLC (the "TPG Fund"), the GS Funds and Bain Capital Integral Investors, LLC, Bain Capital VII Coinvestment Fund, LLC and BCIP TCV, LLC (collectively the "Bain Funds" and together with the GS Funds and the TPG Fund, the "Funds").

     The Stockholders Agreement provides for the right of each sponsor to appoint two members to the Company's board of directors and requires the parties to vote their Common Stock for directors that are designated in accordance with the provisions of the Stockholders Agreement. The Stockholders Agreement also contains certain provisions relating to drag-along and tag-along rights and transfer restrictions among the sponsors and requires the parties to vote their shares of Common Stock pursuant to the instructions of certain groups of investors with respect to certain change of control transactions. The aggregate number of shares of Common Stock beneficially owned collectively by the GS Funds, the Bain Funds and the TPG Fund based on available information is approximately 100,945,127, which represents approximately 75% of the outstanding Common Stock. The share ownership reported for the GS Funds does not include any shares owned by the other parties to the Stockholders Agreement, except to the extent already disclosed in this Schedule 13G. Each of the GS Funds disclaims beneficial ownership of any shares of Common Stock owned by the other parties to the Stockholders Agreement, except to the extent already disclosed in this
Schedule 13G.



                               Page 31 of 52 pages

                                                                  EXHIBIT (99.4)


                                POWER OF ATTORNEY


     KNOW ALL PERSONS BY THESE PRESENTS that THE GOLDMAN SACHS GROUP, INC. (the "Company") does hereby make, constitute and appoint each of Ronald L. Christopher and Lauren LoFaro, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in it name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 19, 2006.

THE GOLDMAN SACHS GROUP, INC.



By: /s/ Gregory  K. Palm
----------------------------
GREGORY K. PALM
Executive Vice President and General Counsel



                               Page 32 of 52 pages

                                                                  EXHIBIT (99.5)


                               POWER OF ATTORNEY


     KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN, SACHS & CO. (the "Company") does hereby make, constitute and appoint each of Ronald L. Christopher and Lauren LoFaro,(and any other employee of The Goldman Sachs
Group,  Inc.  or one of  its  affiliates  designated  in  writing  by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in it name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 19, 2006.

GOLDMAN, SACHS & CO.



By: /s/ Gregory  K. Palm
----------------------------
GREGORY K. PALM
Managing Director



                               Page 33 of 52 pages

                                                                  EXHIBIT (99.6)


                               POWER OF ATTORNEY



     KNOW ALL PERSONS BY THESE PRESENTS that GS CAPITAL PARTNERS 2000, L.P. (the "Company") does hereby make, constitute and appoint each of Ronald L.
Christopher and Lauren LoFaro, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 7, 2007.


GS CAPITAL PARTNERS 2000, L.P.

By:  GS Advisors 2000, L.L.C.



By:  /s/ John E. Bowman
------------------------------
JOHN E. BOWMAN, Vice President



                              Page 34 of 52 pages

                                                                  EXHIBIT (99.7)

                               POWER OF ATTORNEY



     KNOW ALL PERSONS BY THESE PRESENTS that GS CAPITAL PARTNERS 2000 OFFSHORE, L.P. (the "Company") does hereby make, constitute and appoint each of Ronald L. Christopher and Lauren LoFaro, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 7, 2007.

GS CAPITAL PARTNERS 2000 OFFSHORE, L.P.

By: GS Advisors 2000, L.L.C.


By: /s/ John E. Bowman
-----------------------------
JOHN E. BOWMAN, Vice President



                              Page 35 of 52 pages

                                                                  EXHIBIT (99.8)


                               POWER OF ATTORNEY



     KNOW ALL PERSONS BY THESE PRESENTS that GS ADVISORS 2000, L.L.C. (the "Company") does hereby make, constitute and appoint each of Ronald L.
Christopher and Lauren LoFaro, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 12, 2007.


GS ADVISORS 2000, L.L.C.



By:     /s/ John E. Bowman
        ------------------------------
        JOHN E. BOWMAN, Vice President



                               Page 36 of 52 pages

                                                                  EXHIBIT (99.9)


                                POWER OF ATTORNEY



     KNOW ALL PERSONS BY THESE PRESENTS that GS CAPITAL PARTNERS 2000 GMBH & CO. BETEILIGUNGS KG (the "Company") does hereby make, constitute and appoint each of Ronald L. Christopher and Lauren LoFaro, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 8, 2007.


GS CAPITAL PARTNERS 2000 GMBH & CO. BETEILIGUNGS KG

By:  Goldman Sachs Management GP GmbH



By: /s/ John E. Bowman
---------------------------------
JOHN E. BOWMAN, Managing Director



                               Page 37 of 52 pages

                                                                 EXHIBIT (99.10)

                                POWER OF ATTORNEY



     KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN, SACHS MANAGEMENT GP GMBH (the "Company") does hereby make, constitute and appoint each of Ronald L.
Christopher and Lauren LoFaro, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 12, 2007.


GOLDMAN, SACHS MANAGEMENT GP GMBH



By:      /s/ John E. Bowman
         ---------------------------------
         JOHN E. BOWMAN, Managing Director



                               Page 38 of 52 pages

                                                                 EXHIBIT (99.11)

                                POWER OF ATTORNEY



     KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN, SACHS & CO. oHG (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of March 28, 2000.


GOLDMAN, SACHS  & CO. oHG




By:      /s/ Andreas Koernlein                   By:      /s/ Sabine Mock
         ------------------------------                  -----------------------
         Name:    Andreas Koernlein             Name:    Sabine Mock
         Title:   Executive Director            Title:   Executive Director



                              Page 39 of 52 pages

                                                                 EXHIBIT (99.12)


                               POWER OF ATTORNEY



     KNOW ALL PERSONS BY THESE PRESENTS that GS CAPITAL PARTNERS 2000 EMPLOYEE FUND, L.P. (the "Company") does hereby make, constitute and appoint each of Ronald L. Christopher and Lauren LoFaro, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 7, 2007.

GS CAPITAL PARTNERS 2000 EMPLOYEE FUND, L.P.

By:  GS Employee Funds 2000 GP, L.L.C.



By: /s/ John E. Bowman
------------------------------
JOHN E. BOWMAN, Vice President



                               Page 40 of 52 pages

                                                                 EXHIBIT (99.13)

                                POWER OF ATTORNEY



     KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN SACHS DIRECT INVESTMENT FUND 2000, L.P. (the "Company") does hereby make, constitute and appoint each of Ronald L. Christopher and Lauren LoFaro, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 8, 2007.

GOLDMAN SACHS DIRECT INVESTMENT FUND 2000, L.P.

By: GS Employee Funds 2000 GP, L.L.C.


By: /s/ Kaca B. Enquist
______________________________

KACA B. ENQUIST, Vice President



                               Page 41 of 52 pages

                                                                 EXHIBIT (99.14)

                                POWER OF ATTORNEY



     KNOW ALL PERSONS BY THESE PRESENTS that GS EMPLOYEE FUNDS 2000 GP, L.L.C. (the "Company") does hereby make, constitute and appoint each of Ronald L.
Christopher and Lauren LoFaro, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 8, 2007.


GS EMPLOYEE FUNDS 2000 GP, L.L.C.



By:      /s/ John E. Bowman
         ------------------------------
         JOHN E. BOWMAN, Vice President



                               Page 42 of 52 pages

                                                                 EXHIBIT (99.15)


                                POWER OF ATTORNEY


     KNOW ALL PERSONS BY THESE PRESENTS that GS PRIVATE EQUITY PARTNERS 2000, L.P. (the "Company") does hereby make, constitute and appoint each of Ronald L. Christopher and Lauren LoFaro (and any other employee of The Goldman Sachs
Group,  Inc.  or one of  its  affiliates  designated  in  writing  by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 7, 2007.


GS PRIVATE EQUITY PARTNERS 2000, L.P.

By:  GS PEP 2000 Advisors, L.L.C., its general partner


     /s/ Jennifer Barbetta
     ----------------------
Name:    Jennifer Barbetta
Title:   Vice President


                               Page 43 of 52 pages

                                                                 EXHIBIT (99.16)


                                POWER OF ATTORNEY


     KNOW ALL PERSONS BY THESE PRESENTS that GS PEP ADVISORS, L.L.C. (the "Company") does hereby make, constitute and appoint each of Ronald L. Christopher and Lauren LoFaro (and any other employee of The Goldman Sachs
Group,  Inc.  or one of  its  affiliates  designated  in  writing  by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 12, 2007.


GS PEP ADVISORS, L.L.C.

          /s/ Jennifer Barbetta
         -----------------------
Name:    Jennifer Barbetta
Title:   Vice President

                               Page 44 of 52 pages

                                                                 EXHIBIT (99.17)


                                POWER OF ATTORNEY


     KNOW ALL PERSONS BY THESE PRESENTS that GS PRIVATE EQUITY PARTNERS 2000 OFFSHORE HOLDINGS, L.P. (the "Company") does hereby make, constitute and appoint each of Ronald L. Christopher and Lauren LoFaro (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 12, 2007.


GS PRIVATE EQUITY PARTNERS 2000 OFFSHORE HOLDINGS, L.P.

By:  GS PEP 2000 Offshore Holdings Advisors, Inc., its general partner


 /s/ Jennifer Barbetta
---------------------------
Name:    Jennifer Barbetta
Title:   Vice President



                               Page 45 of 52 pages

                                                                 EXHIBIT (99.18)


                                POWER OF ATTORNEY


     KNOW ALL PERSONS BY THESE PRESENTS that GS PEP 2000 OFFSHORE HOLDINGS ADVISORS, INC. (the "Company") does hereby make, constitute and appoint each of Ronald L. Christopher and Lauren LoFaro (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 12, 2007.


GS PEP 2000 OFFSHORE HOLDINGS ADVISORS, INC.

 /s/ Jennifer Barbetta
---------------------------
Name:    Jennifer Barbetta
Title:   Vice President



                               Page 46 of 52 pages

                                                                 EXHIBIT (99.19)


                                POWER OF ATTORNEY


     KNOW ALL PERSONS BY THESE PRESENTS that GS PRIVATE EQUITY PARTNERS 2000 - Direct Investment Fund, L.P. (the "Company") does hereby make, constitute and appoint each of Ronald L. Christopher and Lauren LoFaro (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 12, 2007.


GS PRIVATE EQUITY PARTNERS 2000-Direct Investment Fund, L.P.

By:  GS PEP 2000 Direct Investment Advisors L.L.C., its general partner

/s/ Jennifer Barbetta
---------------------------
Name:    Jennifer Barbetta
Title:   Vice President



                               Page 47 of 52 pages

                                                                 EXHIBIT (99.20)


                                POWER OF ATTORNEY


     KNOW ALL PERSONS BY THESE PRESENTS that GS PEP 2000 DIRECT INVESTMENT ADVISORS L.L.C. (the "Company") does hereby make, constitute and appoint each of Ronald L. Christopher and Lauren LoFaro (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act", with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 12, 2007.


GS PEP 2000 DIRECT INVESTMENT ADVISORS L.L.C.


         /s/ Jennifer Barbetta
         ---------------------------
Name:    Jennifer Barbetta
Title:   Vice President



                               Page 48 of 52 pages

                                                                 EXHIBIT (99.21)


                                POWER OF ATTORNEY


     KNOW ALL PERSONS BY THESE PRESENTS that BRIDGE STREET SPECIAL OPPORTUNITIES FUND 2000, L.P. (the "Company") does hereby make, constitute and appoint each of Ronald L. Christopher and Lauren LoFaro, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 8, 2007.


BRIDGE STREET SPECIAL OPPORTUNITIES FUND 2000, L.P.
By: Bridge Street Special Opportunities Fund 2000, L.L.C.



/s/  Kaca B. Enquist
--------------------------------------
KACA B. ENQUIST
Vice President and Secretary



                              Page 49 of 52 pages

                                                                 EXHIBIT (99.22)


                               POWER OF ATTORNEY


     KNOW ALL PERSONS BY THESE PRESENTS that BRIDGE STREET SPECIAL OPPORTUNITIES FUND 2000, L.L.C. (the "Company") does hereby make, constitute and appoint each of Ronald L. Christopher and Lauren LoFaro, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 8, 2007.


BRIDGE STREET SPECIAL OPPORTUNITIES Fund 2000, L.L.C.



/s/  Kaca B. Enquist
--------------------------------------
KACA B. ENQUIST
Vice President and Secretary



                              Page 50 of 52 pages

                                                                 EXHIBIT (99.23)


                               POWER OF ATTORNEY


     KNOW ALL PERSONS BY THESE PRESENTS that STONE STREET FUND 2000, L.P. (the "Company") does hereby make, constitute and appoint each of Ronald L.
Christopher and Lauren LoFaro, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 7, 2007.

STONE STREET FUND 2000, L.P.

By: Stone Street 2000, L.L.C.

By: /s/ Kaca B. Enquist
---------------------------------
Name:  Kaca B. Enquist
Title: Vice President



                               Page 51 of 52 pages

                                                                 EXHIBIT (99.24)


                                POWER OF ATTORNEY



     KNOW ALL PERSONS BY THESE PRESENTS that STONE STREET FUND 2000, L.L.C. (the "Company") does hereby make, constitute and appoint each of Ronald L.
Christopher and Lauren LoFaro, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 8, 2007.


STONE STREET FUND 2000, L.L.C.



       /s/ Kaca B. Enquist
By: _________________________

KACA B. ENQUIST, Vice President



                              Page 52 of 52 pages